Exhibit 21


                                                        Jurisdiction of
                  Subsidiary                             Incorporation

Natural Nutrition Group, Inc.                              Delaware
Health Valley Company                                      California
Arrowhead Mills, Inc.                                      Delaware
AMI Operating, Inc.                                        Texas
DeBoles Nutritional Foods, Inc.                            New York
Hain Pure Food Co., Inc.                                   California
Kineret Foods Corporation                                  New York
Westbrae Natural, Inc.                                     Delaware
Westbrae Natural Foods, Inc.                               California
Little Bear Organic Foods, Inc.                            California
Dana Alexander, Inc.                                       New York








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